Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARIBOU BIOSCIENCES, INC.

Caribou Biosciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the name of the Corporation is Caribou Biosciences, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 28, 2011.

SECOND: That the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), duly adopted resolutions proposing to amend and restate the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefore, and this Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of stock of the Corporation in accordance with Section 228 of the DGCL.

THIRD: That this Amended and Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors and the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

FOURTH: That the text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as set forth in Exhibit A attached hereto and is incorporated herein by reference in its entirety. This Amended and Restated Certificate of Incorporation shall be effective as of 7:00 a.m. Eastern Time on July 27, 2021.

IN WITNESS WHEREOF, Caribou Biosciences, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on this 26th day of July, 2021.

CARIBOU BIOSCIENCES, INC.

By:	/s/ Rachel E. Haurwitz
Name:	Rachel E. Haurwitz
Title:	President and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARIBOU BIOSCIENCES, INC.

ARTICLE I

The name of the corporation is Caribou Biosciences, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware 3500 South DuPont Highway, City of Dover, County of Kent, Delaware 19901. The name of the registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”). The Corporation is to have perpetual existence.

ARTICLE IV

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 310,000,000, of which 300,000,000 shares shall be Common Stock (the “Common Stock”), each share having a par value of one-hundredth of one cent ($0.0001), and 10,000,000 shares shall be Preferred Stock (the “Preferred Stock”), each share having a par value of one-hundredth of one cent ($0.0001). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with, or be junior to the Preferred Stock of any other series. The powers, preferences, and relative, participating, optional, and other special rights of each series of Preferred Stock, and the qualifications, limitations, or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Amended and Restated Certificate of Incorporation. Subject to the rights of the holders of any series of Preferred Stock, the Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE V

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation, of its directors, and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Management of Business. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. Except as otherwise expressly delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

B. Board of Directors.

1. Number. The number of directors that shall constitute the Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

2. Term. Other than any directors elected by the separate vote of the holders of one or more series of Preferred Stock, if any, who are entitled to elect directors, following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the offer and sale of securities to the public (the “Initial Public Offering”), the directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. Subject to the special rights of the holders of one or more series of Preferred Stock, if any, to elect directors, at each succeeding annual meeting of stockholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

3. Removal. Subject to the special rights of the holders of one or more series of Preferred Stock, if any, to elect directors, following the closing of the Initial Public Offering, the Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors.

4. Vacancies. Subject to the special rights of the holders of one or more series of Preferred Stock, if any, to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, removal, or other causes, and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, or removal.

C. Bylaw Amendments. The Board is expressly empowered to adopt, amend, or repeal the Bylaws of the Corporation. Any adoption, amendment, or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the directors then in office. The stockholders shall also have power to adopt, amend, or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

D. Written Ballots. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

E. No Action by Stockholders by Written Consent. Subject to the special rights of the holders of one or more series of Preferred Stock, if any, to take action by written consent, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.

F. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, only by the Board or an officer of the Corporation authorized by the Board or designated in the Bylaws of the Corporation to call such a special meeting, but such special meetings may not be called by stockholders or any other person or persons.

G. Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VI

A. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware as so amended, automatically and without further action, upon the date of such amendment.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provision, agreement, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

C. Neither any amendment nor repeal of this Article VI, nor the adoption by amendment of this Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VI, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VII

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action: (i) any derivative claim or cause of action brought on behalf of the Corporation; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee, agent, or stockholder of the Corporation, to the Corporation or the Corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any claim or cause of action against the Corporation or any current or former director, officer, employee, agent, or stockholder of the Corporation arising out of or pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation, or the Bylaws of the Corporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce, or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim related to or involving the Corporation that is governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. If any action the subject matter of which is within the scope of Section A of Article VII is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of Section A of Article VII and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act.

C. Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Amended and Restated Certificate of Incorporation.

D. If any provision or provisions of this Article VII shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE VIII

A. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, or repeal, by merger, consolidation, or otherwise, Articles V, VI, VII and VIII.